EXHIBIT 99


FOR IMMEDIATE RELEASE



                  MIDWAY AIRLINES ORDERS SEVEN NEW AIRCRAFT

      RALEIGH-DURHAM, N.C. - September 4, 1998 - Midway Airlines Corporation (Nasdaq: MDWY; www.MidwayAir.com) today announced that it has exercised an option to acquire seven additional Canadair Regional Jets ("CRJs"). These seven aircraft will join Midway's present fleet of six CRJs and seven others currently on order. All twenty of the Canadair Regional Jets will be in service by year-end 1999.
      Mark Coleman, Senior Vice President Marketing, said, "The Canadair Regional Jets will permit us to increase the frequency of our service in many of our current markets and expand our service to a number of new destinations. Both schedule improvements are designed to better serve our business customers." Steven Westberg, Midway's Chief Financial Officer, noted that "to date, the Regional Jet has permitted Midway to attain substantially higher profit margins than were possible with Midway's Airbus and Fokker Aircraft."
      As a result, Midway anticipates that in connection with this aircraft order it will allow five aircraft to be returned to their Lessors as the existing leases expire. In this connection, a Fokker F100 will be returned in each of October and December of 1998 and March and April of 1999. Further, the Company's sole Airbus A320 will be retired in June of 1999.
      At year-end 1999, Midway's fleet is anticipated to consist of eight Fokker F100s and twenty


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Canadair Regional Jets. When measured against the year-earlier period, Midway anticipates that its total capacity for calendar year 1999 will increase by approximately 8%.
      Robert Ferguson, Midway's President, noted that "We believe the CRJ additions to Midway's fleet and the retirement of a number of our larger aircraft will permit us to: better serve our customers, through increased frequency and added destinations; continue the Company's growth throughout 1999; and, improve Midway's profitability."
      Midway Airlines operates 110 daily non-stop flights between its hub at Raleigh-Durham International Airport and 17 destinations including its newest city - Indianapolis, Indiana. The Company operates one of the youngest all-jet fleets in the industry with an average of three years.


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